Exhibit 10(a)



                              THE PITTSTON COMPANY

                              PENSION EQUALIZATION PLAN

                              Introduction


          In August 1985 the Board of Directors of The
Pittston Company (the "Company") adopted a Pension Equalization Plan (the "Equalization Plan") to assure that the aggregate pension benefits provided to employees covered by the Pension-Retirement Plan of The Pittston Company and Its Subsidiaries (which Plan, as now in effect and as hereafter amended, is hereinafter referred to as the "Pension Plan") would not be reduced as a result of limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). At its meeting in July 1989, the Board determined that the Equalization Plan should be amended so as to provide, among other things, for the payment thereunder of additional amounts equal to the benefits that would have been payable under the Pension Plan in the absence of the then applicable annual limit on compensation under Section 401(a)(17) of the Code. Pursuant to the authority under the Equalization Plan, on July 7, 1994 the Pension Committee further amended the Equalization Plan (i) to reflect the lower annual limit imposed by the 1993 amendment of such Section 401(a)(17), and (ii) to assure that such aggregate pension benefits will not be adversely affected by deferrals made pursuant to the Key Employees Deferred Compensation Program as originally approved by the shareholders of the Company on May 1, 1992, or as amended with shareholder approval effective as of July 1, 1994 (the "Deferral Program"). In view of the recommendation of the Pension Committee that the Equalization Plan be further amended so as to provide additional assurance to Participants and their beneficiaries that benefits under the Equalization Plan will be paid to them in the event of a Change in Control as hereinafter defined, the Board has further amended the Equalization Plan so as to read in its entirety as follows:
          1.   Definitions.  As used herein:
               "Benefit Limitations" means the limitations, if any, on benefits payable to or in respect of an employee under the Pension Plan (i) pursuant to
          Section 415 or Section 401(a)(17) of the Code and any regulations promulgated with respect thereto or (ii) resulting from any exclusion from Basic Earnings (as defined in the Pension Plan) attributable to the deferral, pursuant to the Deferral Program, by such employee of Cash Incentive Payments (as defined in the Deferral Program) or Salary (as defined in the Deferral Program) otherwise payable currently.
               "Participant" means any employee referred to in Section 2 hereof.
               "Participating Company" means the Company and any subsidiary of the Company which is a "Participating Company" under the Pension Plan, unless the Board shall determine that such subsidiary shall not be a Participating Company hereunder.
          Except as herein otherwise provided, terms defined in the Pension Plan are used herein with the meanings ascribed to them in said Plan.
          2. Coverage. The Equalization Plan shall apply to or in respect of each employee of any Participating Company whose benefits under the Pension Plan are limited by the Benefit Limitations.
          3.   Benefits.  Supplementing the benefits
provided by the Pension Plan and subject to all terms and conditions thereof not inconsistent herewith, each Partici-pant and his beneficiary or beneficiaries shall be paid under the Equalization Plan such additional amounts as are equal to the benefits that would have been payable under the Pension Plan in the absence of the Benefit Limitations applicable to such Participant.
          Benefits payable to any person under this Section 3 shall be payable at the same time and in the same manner as the benefits payable to such person under the Pension Plan. Unless the Pension Committee otherwise determines upon request of a Participant, the beneficiary or beneficiaries of such Participant under the Pension Plan shall also be his beneficiary or beneficiaries under the Equalization Plan.
          The obligations of any Participating Company under the Equalization Plan shall not be funded in any manner for purposes of the Code or ERISA. Actions taken in conformity with Section 8 hereof shall not constitute funding for such purposes.
          4. Administration. The Equalization Plan shall be administered by the Pension Committee and the Administrative Committee (subject to such directions as the Pension Committee may determine to be appropriate) sub-

stantially in accordance with the comparable procedures and rules applicable to the Committee which administers corresponding provisions of the Pension Plan, including establishing and maintaining a claims procedure (similar to the claims procedure under the Pension Plan) pursuant to which any Participant or beneficiary under the Equalization Plan whose claim for benefits under the Equalization Plan has been denied shall be given (i) notice in writing of such denial, including the reasons therefor, and (ii) a reasonable opportunity to have a full review of such denial. Notwithstanding any other provision of the Equalization Plan the Pension Committee shall have full authority (i) in its sole discretion to determine the amounts payable under the Equalization Plan and the time of any such payments so as to conform with the intent as well as the terms of the Equalization Plan, (ii) to construe any of the provisions of the Equalization Plan and (iii) to adopt rules and regu-

lations for the implementation of such provisions.
          5. Amendment and Termination. The Equalization Plan may at any time be amended or terminated by the Board or the Pension Committee, provided that no such amendment or termination of the Equalization Plan shall adversely affect the benefits accrued or payable hereunder or under any trust agreement referred to in Section 8 hereof on account of any Participant (or any beneficiary) in respect of service rendered prior to such amendment or termination.
          6. Assignability. No right to payment or any other interest under the Equalization Plan shall be assign-

able or subject to attachment, execution or levy of any kind.
          7.   No Employment Rights.  Nothing in the
Equalization Plan shall be construed as giving any Participant the right to be retained in the service of any Participating Company or as interfering with the right of any such Company to discharge any Participant at any time without regard to the effect which such discharge shall have upon his rights or potential rights, if any, under the Equalization Plan.
          8.   Change in Control.  The provisions of this
Section 8 shall be controlling, anything in the other provisions of the Equalization Plan to the contrary notwithstanding.
               (a)  In the event that a Change in Control
     (as hereinafter defined in paragraph (b) of this Section 8) shall occur or the Board shall in its discretion determine that a Change in Control is anticipated within 90 days from the date of such determination, the Company shall forthwith take such action as shall be necessary or appropriate to activate the trust agreement dated as of September 16, 1994 between the Company and The Chase Manhattan Bank (National Association), as trustee, by the payment in cash to the trustee under such trust agreement of the aggregate amount which A. Foster Higgins & Co. Inc. (or another nationally recognized firm of actuaries selected by the Board) shall determine, on the basis of mortality and other assumptions at the time applicable under the Pension Plan, to be required to provide all projected benefit obligations to Participants and their beneficiaries under the Equalization Plan as of the date the Change in Control occurs or as of the date of such determination, as the case may be. All expenses and income and other taxes in connection with the establishment and operation of such trust shall be paid by the Company.
               (b)  A Change in Control shall be deemed
     to occur if either (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially more than 20% of the total voting power in the election of directors of the Company of shares of all classes of Common Stock of the Company outstanding (exclusive of shares held by any corporation of which shares representing at least
     50% of the ordinary voting power are owned, directly or indirectly by the Company) pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, or (ii) there shall be a change in the composition of the Board at any time within two years after any tender offer, exchange offer, merger, consolidation, share exchange, sale of assets or contested election, or any combination of those transactions
     (a "Transaction"), so that (i) the persons who were directors of the Company immediately before the first such Transaction cease to constitute a majority of the board of directors of the corporation which shall thereafter be in control of the companies or other entities that were parties to or otherwise involved in such first Transaction, or (ii) the number of persons who shall thereafter be directors of such corporation shall be fewer than two-thirds of the number of directors of the Company immediately prior to such first Transaction. A Change in Control shall be deemed to take place upon the first to occur of the events specified in the foregoing clauses (i) and (ii).
               (c)  In addition to all other rights under
     applicable law, any individual who shall be a Participant or beneficiary at the date on which a Change in Control shall occur or be anticipated as provided in paragraph (b) above shall from and after that date have the right to bring an action, either individually or on behalf of all Participants and beneficiaries, to enforce the provisions of this
     Section 8 by seeking injunctive relief and/or damages, and the Company shall be obligated to pay or reimburse each such Participant or beneficiary who shall prevail, in whole or in substantial part, for all reasonable expenses, including attorney's fees, in connection with such action.
               (d)  The foregoing provisions of this
     Section 8 shall be construed liberally to the end that accrued benefits under the Equalization Plan shall be assured to the fullest extent practicable; provided, however, that nothing in the Equalization Plan shall be construed in a manner that would subject any Participant or beneficiary to current taxation on establishment of the trust.
               (e)  Nothing in this Section 8 shall of
     itself be deemed to increase the amount of any accrued benefits to which any Participant or beneficiary shall have become entitled under the Equalization Plan. The establishment and activation of the trust agreement referred to in paragraph (a) of this Section 8 shall not be deemed to relieve the Company of its obligations under the Equalization Plan to Participants and beneficiaries except pro tanto to the extent that amounts in respect thereof are paid under such trust agreement to such Participants and beneficiaries.
          9. Agreements with Participants. The Company shall enter into an agreement with each Participant incorporating the provisions of the Equalization Plan and containing such other provisions, consistent with the Equalization Plan, as may be mutually acceptable.
         10. Successors. The Equalization Plan shall inure to the benefit of and be binding upon the Company and its successors (including, without limitation, each person or group referred to in the definition of Change of Control and each affiliate of such person or group). Each such successor shall be obligated to enter into an agreement with each Participant, in form and substance satisfactory to such Participant, by which such successor shall expressly assume and agree to perform its obligations under the Equalization Plan in the same manner and to the same extent as the Company would be required to perform if no succession had taken place. The Company shall cause each such successor to comply with its obligations to enter into such agreement.
          11. Governing Law. This Equalization Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.










As amended September 16, 1994
Effective as of May 1, 1992